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As filed with the Securities and Exchange Commission on June 18, 1999
                                                      Registration No. 333-59705

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   ---------

                        POST-EFFECTIVE AMENDMENT NO. 1
                                      TO
                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                   ---------

                       SHELBY WILLIAMS INDUSTRIES, INC.
            (Exact name of registrant as specified in its charter)

                    DELAWARE                          62-0974443
    (State or other jurisdiction of         (I.R.S. Employer Identification No.)
incorporation or organization)

                            11-111 MERCHANDISE MART
                               CHICAGO, ILLINOIS
                                (312) 527-3593
         (Address and telephone number of principal executive offices)

                       SHELBY WILLIAMS INDUSTRIES, INC.
                       1995 DIRECTORS' STOCK OPTION PLAN


                           (Full title of the plan)

                               ROBERT C. COULTER
                     PRESIDENT AND CHIEF OPERATING OFFICER
                       SHELBY WILLIAMS INDUSTRIES, INC.
                           150 SHELBY WILLIAMS DRIVE
                          MORRISTOWN, TENNESSEE 37813
                                (423) 586-7000
           (Name, address and telephone number of agent for service)

                               ----------------

                                   Copy to:
                               WALTER ROTH, ESQ.
                             D'ANCONA & PFLAUM LLC
                             111 EAST WACKER DRIVE
                                  SUITE 2800
                            CHICAGO, ILLINOIS 60601
                                (312) 602-2000

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     This Registration Statement No. 333-59705 (the "Registration Statement")
registered shares of common stock, $0.05 par value per share, (the "Common Stock"), of Shelby Williams Industries, Inc., a Delaware corporation (the "Registrant") to be issued upon the exercise of certain options under the Registrant's 1995 Directors' Stock Option Plan (the "Plan").

     On June 14, 1999, the tender offer of SY Acquisition, Inc., a wholly owned subsidiary of Falcon Products, Inc. to purchase all of the outstanding shares of Common Stock of the Registrant expired. On June 15, 1999, SY Acquisition, Inc. accepted for payment approximately ninety-eight percent (98%) of the outstanding Common Stock of the Registrant pursuant to the tender offer. On June 18, 1999, pursuant to the Agreement and Plan of Merger between the Registrant, SY Acquisition, Inc. and Falcon Products, Inc., SY Acquisition, Inc. was merged with and into the Registrant, the Registrant became a wholly-owned subsidiary of Falcon Products, Inc. and all of the issued and outstanding stock options of the Registrant were cancelled and the Plan was terminated. As a result of the consummation of the tender offer, the merger, the cancellation of the outstanding options and the termination of the Plan, the Registrant hereby amends the Registration Statement to remove the Common Stock from registration under the Registration Statement.

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                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Morristown, State of Tennessee, on the 18th day of June, 1999.


                         SHELBY WILLIAMS INDUSTRIES, INC.


                         By: /s/ Paul N. Steinfeld
                            -----------------------------------------
                             Paul N. Steinfeld
                             Chairman and Chief Executive
                             Officer


     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on June 18, 1999.

NAME                           TITLE                        DATE
----------------------------   ---------------------------  --------------------

/s/ Paul N. Steinfeld
-----------------------------  Chairman and Chief Executive        June 18, 1999
Paul N. Steinfeld              Officer  (Principal Executive
                               Officer)

/s/ Robert C. Coulter
-----------------------------  President, Chief Operating          June 18, 1999
Robert C. Coulter              Officer and Acting Chief Financial
                               Financial Officer (Principal
                               Financial and Accounting Officer)

/s/ Michael J. Dreller
----------------------------   Director                            June 18, 1999
Michael J. Dreller

/s/ Franklin A. Jacobs
----------------------------   Director                            June 18, 1999
Franklin A. Jacobs

/s/ Darryl C. Rosser
----------------------------   Director                            June 18, 1999
Darryl C. Rosser